UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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ORANGE 21 INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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August     , 2009

Dear Stockholder:

We invite you to attend the Annual Meeting of Stockholders of Orange 21 Inc. (the “Company”) on Thursday, September 10, 2009, at 9:00 a.m. (local time), at the Company’s offices located at 2070 Las Palmas Drive, Carlsbad, California 92011.

This booklet includes the formal notice of the meeting and the Proxy Statement. After reading the Proxy Statement, please mark, date, sign and return, at your earliest convenience, the enclosed proxy in the enclosed envelope to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON. In addition, we have enclosed a copy of our Annual Report on Form 10-K, which includes the Company’s financial statements for the year ended December 31, 2008.

Your vote is important, so please return your proxy promptly. The Board of Directors and management look forward to seeing you at the meeting.

A. Stone Douglass

Chief Executive Officer and Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD

September 10, 2009

To the Stockholders of Orange 21 Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Orange 21 Inc., a Delaware corporation (the “Company”), will be held on Thursday, September 10, 2009, at 9:00 a.m. (local time), at the Company’s offices located at 2070 Las Palmas Drive, Carlsbad, California 92011, for the following purposes:

1.	To approve an amendment and restatement of the Company’s Restated Certificate of Incorporation (the “Existing Certificate”) to eliminate the classified Board of Directors and modify or repeal certain measures, including certain limitations on stockholders’ rights, among other changes (the “Certificate Amendment”);

2.	To elect two directors to serve until the 2010 (or 2012 if proposal One is not approved) Annual Meeting of Stockholders or until their successors are duly elected and qualified;

3.	To ratify the appointment of Mayer Hoffman McCann P.C. as the Company’s independent registered certified public accountants for the year ending December 31, 2009; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Stockholders of record as of the close of business on August 19, 2009 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the Company Secretary’s office, 2070 Las Palmas Drive, Carlsbad, California 92011, for ten days before the meeting.

It is important that your shares are represented at the Annual Meeting. Even if you plan to attend the meeting, we hope that you will promptly mark, sign, date and return the enclosed proxy. This will not limit your right to attend or vote at the meeting.

Sincerely,

Jerry Collazo
Chief Financial Officer, Secretary and Treasurer

Carlsbad, California
August , 2009

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be held on September 10, 2009.

The Proxy Statement and Annual Report to Shareholders are available at

www.Orangetwentyone.com

ORANGE 21 INC.

2070 LAS PALMAS DRIVE

CARLSBAD, CALIFORNIA 92011

PROXY STATEMENT

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Orange 21 Inc., a Delaware corporation (the “Company”) of proxies to be used at the Annual Meeting of Stockholders of the Company to be held at the Company’s offices located at 2070 Las Palmas Drive, Carlsbad, California 92011, on Thursday, September 10, 2009, at 9:00 a.m. (local time), and at any adjournment or postponement thereof (the “Annual Meeting”). This Proxy Statement, the enclosed proxy card and the Company’s Form 10-K are being mailed to stockholders on or about August 24, 2009 and made available electronically on the Company’s website at www.orangetwentyone.com beginning on or about August 19, 2009.

Who Can Vote

Stockholders of record at the close of business on August 19, 2009 (the “Record Date”), are entitled to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 11,866,655 shares of common stock, $0.0001 par value (the “Common Stock”), outstanding. The presence in person or by proxy of the holders of a majority of the Company’s outstanding Common Stock constitutes a quorum for the transaction of business at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share held as of the Record Date.

How You Can Vote

You may vote your shares at the Annual Meeting either in person or by proxy. To vote by proxy, you must mark, date, sign and mail the enclosed proxy in the prepaid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person. The shares represented by the proxies received in response to this solicitation and not properly revoked will be voted at the Annual Meeting in accordance with the instructions therein. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder on the proxy card, the shares will be voted accordingly. If you return your proxy but do not mark your voting preference, your shares will not be voted with respect to the proposal to approve the Certificate Amendment and the individuals named as proxies will vote your shares FOR the election of the two nominees for Class II director listed in this Proxy Statement and FOR the ratification of the appointment of the Company’s independent registered certified public accountants.

Broker Non-Votes

A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters currently include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include approving the Certificate Amendment. Broker non-votes may result at the Annual Meeting from the vote to approve the Certificate Amendment.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Secretary of the Company prior to the Annual Meeting; or

•	by submitting another proxy of a later date that is properly executed prior to or at the Annual Meeting.

Required Vote

The proposal to approve the Certificate Amendment generally will require the affirmative vote of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting. However, pursuant to the terms of the Existing Certificate most of the changes in the Certificate Amendment will require the affirmative vote of at least 66 2/3% of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Thus, if a majority of the outstanding shares of Common Stock, but less than 66 2/3%, approve the Certificate Amendment, then only certain changes in the Certificate Amendment will be implemented as discussed in detail below.

Directors are elected by a plurality vote. The two nominees for Class II director who receive the most votes cast in their favor will be elected to serve as directors.

The proposal for the ratification of the appointment of the Company’s independent registered certified public accountants submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal.

Abstentions and broker non-votes with respect to Proposal One (the Certificate Amendment) and Proposal Three (ratification of the auditors) are treated as shares present or represented and entitled to vote on that proposal and thus have the same effect as negative votes. Abstentions and broker non-votes will not be considered in determining whether director nominees are elected. As discussed above, brokers do not have discretion to vote on the Certificate Amendment because it is a non-routine matter; thus, broker non-votes may result from the vote on the Certificate Amendment.

IMPORTANT

Please mark, sign and date the enclosed proxy and return it at your earliest convenience in the enclosed postage-prepaid return envelope, so that, whether you intend to be present at the Annual Meeting or not, your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:

CERTIFICATE AMENDMENT

The Company is asking stockholders to consider and vote upon a proposal to approve the Certificate Amendment, which eliminates the Company’s classified Board and modifies or repeals certain provisions of the Existing Certificate, including certain limitations on stockholders’ rights, among other changes. The Certificate Amendment, which has been unanimously approved by the Board and is described further below, would modify the Existing Certificate to, among other things:

•	Eliminate the provision dividing the Board into three classes with staggered three-year terms (and thus provide that the Board will be reelected each year);

•	Modify the provision limiting the stockholders’ ability to act by written consent, with certain exceptions;

•	Eliminate the prohibition on stockholders’ ability to call a special meeting;

•	Eliminate the provision that requires a supermajority vote to modify or repeal certain sections of the Existing Certificate and the Company’s Bylaws; and

•

Add a provision electing to not be governed by Section 203 of the Delaware General Corporation Law (the “DGCL”), which imposes limitations on the Company’s ability to engage in business combination transactions with greater than 15% stockholders.

Background to the Amendment

The measures that will be modified or repealed pursuant to the Certificate Amendment were originally adopted because they can discourage third parties from seeking to gain control of the Company on terms that the Board does not believe are in the best interests of the Company or its stockholders. The Board recognizes, however, that the applicable measures may limit stockholders’ rights and could discourage takeover attempts that the Board opposes even if stockholders might wish to participate in a change-in-control transaction or might benefit from a change in control of the Company. Further, the Board believes that it is preferential to provide stockholders greater influence over matters of corporate governance. Accordingly, after careful consideration, the Board has concluded that it is in the best interests of the Company and its stockholders to amend or repeal these takeover defensive measures.

The following summarizes the changes set forth in the Certificate Amendment. This summary is qualified in its entirety by the complete text of the Restated Certificate of Incorporation in the form attached as Appendix A to this Proxy Statement, which implements the Certificate Amendment. The Company has shown the changes to the relevant sections of the Existing Certificate resulting from the Certificate Amendment on Appendix A with deletions indicated by strike-outs and additions indicated by underlining.

Eliminate the Classified Board

The DGCL provides that a board of directors may be divided into up to three classes with the terms of each class being staggered so that only a fraction of the directors are elected at each annual meeting. The Board is currently divided into three classes with directors elected to staggered three-year terms. Approximately one-third of the directors stand for election each year. The classification of directors historically has been widely viewed as having the following benefits:

•	promotes continuity and stability in the management of the business and affairs of the Company, because a majority of directors always have prior experience serving as directors of the Company;

•

enhances stockholder value by forcing an entity seeking control of the Company to initiate arms-length discussions with the Board because the entity is unable to replace the entire board in a single election; and

•	eliminates the threat of abrupt changes to the Board.

While the Board considers these to be important benefits, after careful consideration, and because there is no limit to the number of terms an individual may serve, the Board believes that continuity and stability of the Board’s membership and the Company’s policies and long-term strategic planning should not be negatively impacted by declassification. The Board further believes that a declassified board has the following benefits:

•	it is perceived more positively by the investment community than a classified Board;

•	enables the Company to quickly and more efficiently adjust the composition of the Board, to the extent situations arise that require timely action;

•	promotes accountability of directors to stockholders because stockholders can evaluate and elect all directors on an annual basis; and

•	demonstrates an enhanced commitment to stockholders by allowing them to vote on each director on an annual basis.

The Board has carefully considered these alternative views and determined that it is advisable and in the best interests of the Company and its stockholders to eliminate the classified Board, thereby permitting the Company’s stockholders to elect all members of the Board annually. The Board is submitting this proposal as part of its ongoing evaluation of its corporate governance practices to ensure that such practices, including the mechanism for the election of directors, remain in the best interests of the Company and its stockholders. This proposal is neither the result of any effort to unseat incumbent directors nor the result of any effort by any person to take control of the Board.

As the Board is now classified the currently seated Class III directors have one year remaining in their terms (until the 2010 Annual Meeting of Stockholders) and the currently seated Class I directors have two years remaining in their terms (until the 2011 Annual Meeting of Stockholders). If the Certificate Amendment is approved, the terms of the two Class II directors standing for election at the Annual Meeting under Proposal Two of this Proxy Statement would expire at the 2010 Annual Meeting of Stockholders, but the terms of currently seated Class I and Class III directors would not be shortened as a result of the Certificate Amendment. Thus, the declassification of the Board may not be fully implemented until the 2011 Annual Meeting of Stockholders. If the Certificate Amendment is not approved, directors will continue to be elected for three-year terms and the Class II directors elected at the Annual Meeting will hold office until the 2012 Annual Meeting of Stockholders, subject to earlier resignation or removal.

If the Certificate Amendment is approved the declassification of the Board would be effected by deleting Article VI, Section B of the Existing Certificate in its entirety as reflected on Appendix A.

Stockholders’ Ability to Act by Written Consent

Section 228 of the DGCL provides that, unless otherwise provided in the certificate of incorporation, any action which may be taken at any annual or special meeting of the stockholders may be taken by written consent of the shares having at least the minimum number of votes that would be necessary to take the action at a meeting of stockholders. The Existing Certificate prohibits the Company’s stockholders from acting by written consent and the Certificate Amendment eliminates this prohibition subject to certain limitations.

Limitations on the ability of stockholders to act by written consent have long been used as anti-takeover devices. The benefits of limiting stockholders’ right to act by written consent include the following:

•	discourages hostile takeover attempts, because the stockholders must rely on the Board or management to call a meeting; and

•

may give the Company more leverage in negotiating potential takeover transactions because without the support of the Board, a potential acquirer risks delaying action until the Company’s next annual meeting of stockholders and incurring costs associated with soliciting support for a proposal at a stockholders’ meeting.

The benefits of allowing stockholders to act by written consent include the following:

•	allows stockholders to express their views and make decisions with respect to the Company and their investment regardless of the views of the Board and management;

•

may reduce stockholder expenses because the stockholders do not incur costs associated with calling special stockholders’ meetings (although stockholders still need to prepare and deliver an information statement);

•

may allow stockholders to act more expeditiously when a matter is sufficiently important to merit expeditious consideration, avoiding the delay of waiting until the next annual meeting or calling a special meeting; and

•	demonstrates an enhanced commitment to stockholders by allowing them to act by written consent.

The Board has carefully considered these alternative views and determined that it is in the best interests of the Company and its stockholders to provide the stockholders the ability to act by written consent on all matters other than (1) the election of directors or (2) certain fundamental corporate transactions described below. The Board believes that the foregoing limitations the stockholders’ ability to act by written consent will allow an open forum for all stockholders to express their views with respect to management of the Company and fundamental transactions.

The Certificate Amendment will provide the stockholders the right to act by written consent on all matters other than (1) electing directors to the Board and (2) approving a sale of the Company or substantially all of its assts, a merger, acquisition or consolidation of or by the Company, or any other transaction involving a change in control of the Company. This change will be effected by amending Article VII, Section A of the Existing Certificate, as reflected in Appendix A.

Stockholders’ Right to Call Special Meetings

The DGCL provides that special meetings of the stockholders may be called by such person or persons as authorized by the certificate of incorporation or the bylaws. The Existing Certificate currently prohibits stockholders from calling special meetings. The Certificate Amendment combined with certain changes to the Company’s Bylaws that have been approved and implemented by the Board will permit any stockholder or stockholders holding in the aggregate at least 20% of the voting power of the Company to call a special meeting.

Limitations on the stockholders’ ability to call special meetings have long been viewed as an effective takeover defense. The benefits of prohibiting stockholders from calling special meetings, which are similar to prohibiting stockholders from acting by written consent, include the following:

•	discourages hostile takeover attempts, because the stockholders must rely on the Board or management to call a meeting; and

•

may give the Company more leverage in negotiating potential takeover transactions because without the support of the Board, a potential acquirer risks delaying action until the Company’s next annual meeting of stockholders.

Further, proponents of these limitations believe that allowing stockholders to call special meetings may impose substantial administrative and financial burdens on the Company. However, opponents of these limitations believe that stockholders, as ultimate owners of the Company, should have the right to call special meetings because it:

•

permits stockholders to express their views to the Company, the Board, management and fellow stockholders on matters affecting the Company and their investment regardless of the views of management or the Board;

•	permits stockholders to call a special meeting when a matter is sufficiently important to merit expeditious consideration, for example, in the context of a major transaction; and

•	demonstrates an enhanced commitment to stockholders by allowing them to voice their views to the Company.

The Board after careful consideration has determined that allowing certain stockholders to call special meetings is in the best interests of the Company and its stockholders.

Currently, Article VII, Section B of the Existing Certificate provides that a special meeting may only be called by the Chairman of the Board, the Company’s Chief Executive Officer or a majority of the Board. The proposed change will be effected by deleting Article VII, Section B of the Existing Certificate in its entirety as reflected in Appendix A. Further, the Board has already approved and implemented amendments to the Company’s Bylaws that provide that, in addition to the Chairman of the Board, the Chief Executive Officer and a majority of directors, any stockholder or stockholders holding in the aggregate at least 20% of the voting power of the Company may call a special meeting.

Repeal of Supermajority Stockholder Approval Requirements

The Existing Certificate currently requires the affirmative vote of holders of at least 66 2/3% of the then outstanding voting power of the Company to amend certain provisions in the Existing Certificate, including certain limitations on stockholders’ rights, and requires the affirmative vote of holders of at least 66 2/3% of the then outstanding voting power of the Company or 66 2/3% of the Board to amend the Company’s Bylaws. Specifically, the following provisions in the Existing Certificate may not be amended without the affirmative vote of holders of at least 66 2/3% of the then outstanding voting power of the Company:

•	the provisions relating to the classified Board;

•	the provisions prohibiting stockholders from acting by written consent or calling special meetings;

•	the provision relating to limitation on liability of directors, indemnification and insurance provided to directors, employees or agents; and

•

the provisions requiring supermajority approval by the Board or the stockholders to amend or repeal certain provisions of the Company’s Certificate of Incorporation or any provision of the Company’s Bylaws.

The Certificate Amendment would eliminate the supermajority stockholder vote requirement and going forward any amendments to the Company’s Certificate of Incorporation or Bylaws would require approval by a simple majority. The supermajority thresholds ensure that the Company’s anti-takeover devices provide the intended protections since they are more difficult to repeal and thus have many of the same advantages as the anti-takeover devices themselves.

However, the Board believes that reducing the supermajority voting provisions would have the following benefits:

•

allows the Company increased flexibility in responding to unforeseen challenges since only a simple majority would be required to amend the Company’s Certificate of Incorporation and the Company’s Bylaws; and

•	increases stockholders’ ability to effectively participate in corporate governance.

The Board, after careful consideration, believes that the elimination of the supermajority vote requirements is in the best interests of the Company and its stockholders because the Board has already approved, subject to stockholder approval, the repeal of the anti-takeover provisions in the Existing Certificate that the supermajority vote requirements were designed to protect. Further, these changes are consistent with eliminating restrictions on stockholders’ rights.

The changes reducing the vote required to a majority would be effected by deleting certain portions of Article IX and all of Article X of the Existing Certificate as reflected in Appendix A.

Section 203

The Company is currently subject to DGCL Section 203 (“Section 203”). Generally, Section 203 prohibits a corporation from engaging in certain business combination transactions with an Interested Stockholder (defined as a stockholder holding 15% or more of the corporation’s voting stock). Specifically, Section 203 provides that an Interested Stockholder may not engage in any “business combination” (defined in Section 203 and generally includes certain mergers, consolidations, assets sales, security issuances or provision of non-pro-rata financial benefits) with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder, unless:

•	the corporation’s certificate of incorporation contains a provision expressly electing not to be governed by Section 203;

•

prior to the Interested Stockholder becoming an Interested Stockholder the corporation’s board of directors approved either the business combination or the transaction by which the stockholder became an Interested Stockholder;

•	at the time that the Interested Stockholder becomes interested it acquires at least 85% of the voting stock of the corporation; or

•

the business combination is approved by the corporation’s board and authorized at an annual or special meeting of stockholders by a vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

Section 203 makes almost any business transaction with an Interested Stockholder difficult to effect for a three-year period. The benefits of being subject to Section 203 include that it:

•	limits an Interested Stockholder from exercising undue influence over the Company;

•	gives the Board and/or minority stockholders more leverage over certain business combinations, which may increase stockholder value; and

•	may impede coercive and inadequate tender and exchange offers.

The advantages of not being subject to Section 203 include:

•	encourages transactions that could benefit all stockholders;

•	avoids costs associated with seeking supermajority approval from disinterested stockholders; and

•	may be viewed favorably by the investment community.

The Board has carefully considered these alternative views and determined that electing to not be governed by Section 203 is in the best interests of the Company and its stockholders because it may allow advantageous transactions without the costs associated with seeking approval of a supermajority of the stockholders. However, pursuant to Section 203, any amendment to a corporation’s certificate of incorporation electing not to be governed by Section 203 does not take effect until the first anniversary of its adoption. Further, Section 203 will continue to apply to any Interested Stockholders who became interested on or prior to the adoption of the amendment electing not to be governed by Section 203.

This amendment would be effected by adding a provision to the Existing Certificate providing that the Company shall not be governed by Section 203 of the DGCL as reflected on Appendix A.

Required Vote

Pursuant to the Existing Certificate the foregoing changes relating to the classified board, the stockholders’ ability to act by written consent or call special meetings and the supermajority voting requirements must be approved by the affirmative vote of at least 66 2/3% of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The foregoing changes providing that the Company will not be subject to Section 203 must be approved by the affirmative vote of at least a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting (which may include shares held by Interested Stockholders).

If the Certificate Amendment is approved by at least a 66 2/3% vote it will be adopted in full. If the Certificate Amendment is approved by a majority vote, but not a 66 2/3% vote, the Existing Certificate will only be amended to provide that the Company is no longer subject to Section 203 but otherwise will remain in effect and unchanged. If less than a majority vote is obtained then the Existing Certificate will remain in effect without any changes.

The Board recommends a vote “FOR” the Certificate Amendment.

PROPOSAL TWO:

ELECTION OF DIRECTORS

General

The Board currently consists of seven members divided into three classes, each serving staggered three-year terms. The Class II members of the Board are scheduled for election at the Annual Meeting. The current Class I directors are David R. Mitchell and Greg Theiss. The current Class II directors are Harry Casari and Seth Hamot. The current Class III directors are John Pound, Stephen Roseman and A. Stone Douglass. The Board has designated, the two nominees listed below to be elected at the Annual Meeting. Under the terms of the Existing Certificate, if elected at the Annual Meeting, each Class II director will hold office until the 2012 Annual Meeting of Stockholders or until their successors have been duly elected and qualified unless they resign or are removed. However, as discussed in detail above, if the Certificate Amendment is approved, the Board will no longer be divided into three classes and, accordingly, the two directors elected at the Annual Meeting will hold office until the 2010 Annual Meeting of Stockholders (subject to earlier resignation or removal), but the terms of currently seated Class I and Class III directors would not be shortened. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, an event not currently anticipated, proxies will be voted for any nominee designated by the Board, taking into account any recommendation by the Nominating and Corporate Governance Committee, to fill the vacancy.

Biographical information concerning the Class I directors, who will serve until the 2011 Annual Meeting of the Stockholders, is set forth below.

Name	Served as Director Since	Age	Principal Business Experience
David R. Mitchell	2003	42	David Mitchell has served on the Company’s Board of Directors since April 2003. Mr. Mitchell is currently serving as a managing director with Transportation Resource Partners, a private equity business affiliated with the Penske Corporation and has assisted in the firm’s investment activities since its formation in 2003. From May 2002 to July 2003, Mr. Mitchell served as a Vice President of Penske Corporation. From January 1999 to April 2002, Mr. Mitchell served as a partner in R.J. Peters and Company, a private equity investment and financial advisory company. From July 1994 to January 1999, Mr. Mitchell was a Senior Manager with Deloitte Consulting. Mr. Mitchell received an M.B.A. from the Stanford University Graduate School of Business and holds a B.S. in Chemical Engineering from the University of Notre Dame.

Greg Theiss	2004	50	Greg Theiss has served on the Company’s Board of Directors since August 2004. Since 1980, Mr. Theiss has owned and operated Forest Enterprises, LLC, a real estate investment management company.

Biographical information concerning the two director nominees is set forth below.

Name	Served as Director Since	Age	Principal Business Experience
Harry Casari	2004	73	Harry Casari has served on the Company’s Board of Directors since August 2004. Since 1994, Mr. Casari has been a private investor. Mr. Casari worked as a certified public accountant for Ernst & Young LLP from 1969 until 1994 when he retired as a partner. Mr. Casari currently serves as a member of the Board of Directors of Cohu, Inc. (NASDAQ:COHU), a semiconductor equipment, television camera, metal detection instrumentation and microwave communications equipment manufacturer. Mr. Casari previously served as a member

Name	Served as Director Since	Age	Principal Business Experience
			and Chairman of the Board of Directors of Meade Instruments Corporation (NASDAQ:MEAD), an optics and telescope manufacturer, from June 2003 to January 2009 and as a member of the Board of Directors of RedEnvelope, Inc. (NASDAQ:REDE), a specialty gift retailer, from November 2006 to April 2008 when the company’s assets were sold in bankruptcy.

Seth Hamot	2009	47	Seth Hamot has served on the Company’s Board of Directors since February 2009. He has served as Managing Member of Roark, Rearden & Hamot Capital Management, LLC (“RRHCM”) since 1997 and was the owner of its corporate predecessor, Roark, Rearden & Hamot, Inc. RRHCM is the investment manager to Costa Brava Partnership III L.P., an investment fund, whose principal business is to make investments in, buy, sell, hold, pledge and assign securities. Mr. Hamot is also President of Roark, Rearden & Hamot LLC, the general partner of Costa Brava. Prior to 1997, Mr. Hamot was one of the partners of the Actionvest entities. Mr. Hamot is currently serving on the board of directors, compensation committee and is serving as their chairman of the board of directors of TechTeam Global Inc., (NASDAQ:TEAM) provider of IT and business processing. Mr. Hamot graduated from Princeton University in 1983 with a degree in Economics.

Biographical information concerning the Class III directors, who will serve until the 2010 Annual Meeting of the Stockholders, is set forth below.

Name	Served as Director Since	Age	Principal Business Experience
John Pound	2006	54	John Pound has served on the Company’s Board of Directors since October 2006. Mr. Pound was Co-Chairman of the Board from October 2006 to August 2008. Mr. Pound has served as President and a director of Integrity Brands, Inc., a firm that originates and oversees investments in specialty retail and branded consumer products companies, since July 1997. Mr. Pound manages The Integrity Brands Fund L.P. Mr. Pound served as Executive Chairman of RedEnvelope, Inc., a specialty gift retailer from March 2007 to March 2008 and as its Chief Executive Officer from November 2007 to March 2008. He also served as a director of RedEnvelope, Inc. from August 2005 to March 2008 and as Chairman from February 2007 to March 2008. The assets of Red Envelope, Inc. were sold in bankruptcy on April 17, 2008. He is also on the board, nominating and governance committee and compensation committee of The Gymboree Corporation (NASDAQ:GYMB), a branded specialty retailer of children’s apparel.

Stephen Roseman	2009	39	Stephen Roseman has served on the Company’s Board of Directors since July 31, 2009. Mr. Roseman, CFA is the managing member of Thesis Capital Group, a firm he founded in 2005. Mr. Roseman served as a member of the board of directors of Celebrate Express, Inc. (NASDAQ:BDAY) starting in August 2006, and as Chairman of the board from November 2007 until August 2008 when the company was acquired by Liberty Media Corporation (NASDAQ:LINTA). From

Name	Served as Director Since	Age	Principal Business Experience
			2003 to 2005, Mr. Roseman was a portfolio manager at Kern Capital Management, where he managed the consumer discretionary, consumer staples and business services portfolio. His previous professional experience includes OppenheimerFunds, Inc. where he worked, from 2000 to 2003, as a senior equity analyst with responsibility for public and private investments in all of the consumer, financials, energy and industrial sectors for the Discovery Fund. Prior to OppenheimerFunds, he was employed by PaineWebber Group and Sperry Van Ness. Mr. Roseman also serves on the advisory boards of various private companies. He received an M.B.A. from Fordham University Graduate School of Business Administration and a B.A. in French Literature from Arizona State University.

A. Stone Douglass	2008	61	A. Stone Douglass has served on the Company’s Board of Directors since August 7, 2008 and as Chairman of the Board since August 20, 2008. Mr. Douglass has also served as the Company’s Chief Executive Officer since September 29, 2008. Mr. Douglass is an experienced merchant banker and business management consultant with extensive turnaround and restructuring experience. He has over 30 years of experience in finance and managing public and private companies, including acting as director and/or interim Chief Executive Officer of more than twenty companies. He is a Managing Director of Compass Partners, L.L.C., a merchant bank specializing in restructuring activities, Chief Executive Officer of Neocork Technologies, Inc., Chief Executive Officer of Virgil’s Tours, Inc. formerly known as Red Envelope, Inc. and a director of John Forsyth, an apparel manufacturer. Mr. Douglass also served on the Board of Directors and as Chief Executive Officer and Secretary of Steakhouse Partners, Inc. (OTCBB: STKP), the owner and operator of 23 full service Steakhouse restaurants located in seven states from July 2003, when he was appointed, as part of a turnaround effort, pursuant to the terms of a post-petition debtor-in-possession financing arrangement and an order of the bankruptcy court. Steakhouse Partners, Inc. voluntarily filed for Chapter 11 bankruptcy on May 15, 2008. Mr. Douglass earned a Bachelor of Science degree in Business Management from Farleigh Dickinson University in 1970.

Board Meetings and Committees

The Board held 17 meetings during the year ended December 31, 2008. In 2008, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which such directors serve. The Board encourages the directors to attend the annual meetings of the stockholders, and 2 directors attended the 2008 annual meeting.

Independent Directors

The Board believes that a majority of the Board members should be independent directors. The Board also believes that it is useful and appropriate to have members of management, including the Chief Executive Officer, as directors. The Board has determined that each of Messrs. Casari, Mitchell, Pound, Roseman, Theiss and Hamot are independent directors as defined by the Marketplace Rules of the NASDAQ and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

The members of the Audit Committee each meet the independence standards established by the SEC for audit committees. In addition, the Board has determined that Mr. Casari satisfies the definition of an “audit committee financial expert” under SEC rules and regulations. This designation does not impose any duties, obligations or liabilities on Mr. Casari that are greater than those generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Board Committees and Charters

The Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Board appoints the members and chairpersons of these committees. Each member of these committees is an independent director in accordance with the NASDAQ and SEC rules and regulations, except for Mr. Douglass who serves on the Company’s Nominating and Corporate Governance Committee. Each committee has a written charter approved by the Board. Copies of each of the Committee Charters can be found on the Company’s website at www.orangetwentyone.com.

Audit Committee

Members:	Mr. Casari (Chairman)
Mr. Pound Mr. Hamot
Number of Meetings in 2008:	9
Functions:	The Audit Committee assists the Board in fulfilling its legal and fiduciary obligations in matters involving the Company’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by the Company’s independent accountants and reviewing their reports regarding the Company’s accounting practices and systems of internal accounting controls. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent accountants and for ensuring that the accountants are independent of management.

Compensation Committee

Members:	Mr. Mitchell (Chairman)
Mr. Casari
Number of Meetings in 2008:	6
Functions:	The Compensation Committee determines the Company’s general compensation policies and practices. The Compensation Committee also reviews and approves compensation packages for the Company’s officers and, based upon such review, recommends overall compensation packages for the officers to the Board. The Compensation Committee also reviews and determines equity-based compensation for the Company’s directors, officers, employees and consultants and administers the Company’s stock option plans.

Nominating and Corporate Governance Committee

Members:	Mr. Mitchell
Mr. Douglass
Number of Meetings in 2008:	1
Functions:	The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board regarding candidates for directorships and the size and composition of the Board and for overseeing the Company’s corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters.

Director Nominations

The Board nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or election.

The Board has as an objective that its membership be composed of experienced and dedicated individuals with diverse backgrounds, perspectives and skills. The Nominating and Corporate Governance Committee will select candidates for director based on their character, judgment, diversity of experience, business acumen and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to the Company and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee believes it to be appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “independent director” under the applicable NASDAQ and SEC rules and regulations. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board.

Prior to each annual meeting of stockholders, the Board or Nominating and Corporate Governance Committee identifies nominees first by evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Board or Nominating and Corporate Governance Committee determines not to re-nominate a director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, the Nominating and Corporate Governance Committee will consider various candidates for Board membership, including those suggested by the Nominating and Corporate Governance Committee members, by other Board members, by any executive search firm engaged by the Nominating and Corporate Governance Committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for the Board should notify the Secretary of the Company or any member of the Nominating and Corporate Governance Committee in writing with any supporting material the stockholder considers appropriate. Once the Nominating and Corporate Governance Committee chooses a slate of candidates, the Nominating and Corporate Governance Committee recommends the candidates to the entire Board, and the Board then determines whether to recommend the slate to the stockholders.

In addition, the Company’s Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at the Company’s annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to the Secretary of the Company and otherwise comply with the provisions of the Company’s Bylaws. Information required by the Company’s Bylaws to be in the notice include: the name, contact information and share ownership information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section. The Nominating and Corporate Governance Committee may also require any proposed nominee to furnish such other information as may reasonably be required by the Nominating and Corporate Governance Committee to determine the eligibility of such proposed nominee to serve as director of the Company. The recommendation should be sent to: Secretary, Orange 21 Inc., 2070 Las Palmas Drive, Carlsbad, California 92011. You can obtain a copy of the Company’s Bylaws by writing to the Secretary at this address.

Stockholder Communications

If you wish to communicate with the Board, you may send your communication in writing to: Secretary, Orange 21 Inc., 2070 Las Palmas Drive, Carlsbad, California 92011. You must include your name and address in the written communication and indicate whether you are a stockholder of the Company. The Secretary will review any communication received from a stockholder, and all material communications from stockholders will be forwarded to the appropriate director or directors or committee of the Board based on the subject matter.

Required Vote

The two nominees receiving the highest number of affirmative votes of the votes cast at the Annual Meeting in person or by proxy will be elected as directors. Each proxy cannot be voted for a greater number of persons than two.

The Board recommends a vote “FOR” the election of each nominee set forth above.

PROPOSAL THREE:

RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

Upon the recommendation of the Audit Committee, the Board has selected the firm of Mayer Hoffman McCann P.C. as the Company’s independent registered certified public accountants for the year ending December 31, 2009. Representatives of Mayer Hoffman McCann P.C. are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. Although stockholder ratification of the Company’s independent registered certified public accountants is not required by the Company’s Bylaws or otherwise, the Company is submitting the selection of Mayer Hoffman McCann P.C. to its stockholders for ratification to permit stockholders to participate in this important corporate decision.

Principal Accountant Fees and Services

The following table presents fees for professional audit services rendered by Mayer Hoffman McCann P.C. for the audit of the Company’s financial statements for 2008 and 2007 and fees billed for other services rendered by Mayer Hoffman McCann P.C.

	Year Ended December 31,
	2008	2007
Audit Fees (1)	$291,468	$396,105
Audit-Related Fees (2)	—	—
Tax Fees (3)	21,098	24,945
All Other Fees (4)	—	—

Total	$312,566	$421,050

(1)	Audit Fees include all services that are performed to comply with generally accepted auditing standards. In addition, this category includes fees for services that normally would be provided by the accountant in connection with statutory and regulatory filings or engagements, such as audits, quarterly reviews, attest services, statutory audits, comfort letters, consents, reports on an issuer’s internal controls, and review of documents to be filed with the SEC. Certain services, such as tax services and accounting consultations, may not be billed as audit services. To the extent that such services are necessary to comply with GAAP (i.e., tax accrual work), an appropriate allocation of those fees is in this category.

(2)	Audit-Related Fees includes assurance and related services that are traditionally performed by an independent accountant such as employee benefit plan audits, due diligence related to mergers and acquisitions, accounting assistance and audits in connection with proposed or consummated acquisitions, and special assignments related to internal control reviews.

(3)	Tax Fees includes all services performed by an accounting firm’s tax division except those related to the audit. Typical services include tax compliance, tax planning and tax advice.

(4)	All Other Fees includes fees for any service not addressed in the other three categories above.

Determination of Independence

The Audit Committee has determined that the fees received by Mayer Hoffman McCann P.C. for the non-audit related services listed above are compatible with maintaining the independence of Mayer Hoffman McCann P.C.

Pre-Approval Policy and Procedures

It is the Company’s policy that all audit and non-audit services to be performed by the Company’s principal accountants be approved in advance by the Audit Committee. The Audit Committee will not approve the engagement of the independent accountants to perform any service that the independent accountants would be prohibited from providing under applicable securities laws or NASDAQ requirements. In assessing whether to approve use of the independent accountants for permitted non-audit services, the Audit Committee tries to minimize relationships that could appear to impair the objectivity of the independent accountants. The Audit Committee will approve permitted non-audit services by the independent accountants only when it will be more effective or economical to have such services provided by the independent accountants’ firm. During the year ended December 31, 2008, all audit and non-audit services performed by the Company’s principal accountants were approved in advance by the Audit Committee.

Required Vote

Ratification will require the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. In the event ratification is not obtained, the Audit Committee will review its future selection of the Company’s independent registered certified public accountants but will not be required to select different accountants for the Company.

The Board recommends a vote “FOR” ratification of the appointment of Mayer Hoffman McCann P.C. as the Company’s independent registered certified public accountants.

OTHER MATTERS

The Company knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

EXECUTIVE OFFICERS

The Company’s executive officers are appointed by the Board on an annual basis and serve at the discretion of the Board, subject to the terms of any employment agreements they may have with the Company. The following is a brief description of the present and past business experience of each of the Company’s executive officers.

Biographical information regarding the Company’s executive officers is below.

Name	Age	Position
A. Stone Douglass	61	Chief Executive Officer
Jerry Collazo	50	Chief Financial Officer
Erik Darby	43	Vice-President, Sales

See biography on A. Stone Douglass above.

Jerry Collazo joined the Company in August 2006 as the Chief Financial Officer. Mr. Collazo has over 20 years of diversified executive, operational and financial management experience. From 2005 to 2006, Mr. Collazo served as the Chief Financial Officer of Channell Commercial Corporation, a publicly traded company providing telecommunications infrastructure and water conservation products including development and manufacturing operations throughout the U.S., Canada, Europe, Asia and Australia. From 2000 to 2004, Mr. Collazo served as Chief Executive Officer and Chief Financial Officer of Worldwide Wireless Networks, a publicly traded company providing fixed wireless broadband services. Mr. Collazo began his career at Ernst & Young. Mr. Collazo is a Certified Public Accountant and received an MBA from the University of California, Los Angeles.

Erik Darby joined the Company in June 2009 as the Vice-President, Sales. Mr. Darby has over 25 years of experience in sales development, key account management and brand building within the footwear business. From 2006 to 2009, Mr. Darby was Vice President of Sales-Strategic Accounts at Pony Inc., where he was responsible for management of sales for the West and Midwest Regions. From 2001 to 2006, Mr. Darby served as Director of Sales for Converse Inc. Mr. Darby began his career at Nike, Inc. where he served in various account management positions. Mr. Darby earned a Bachelor of Science degree in Management/Marketing from the University of Oregon in 1989.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses the compensation paid to or earned from the Company during the years ended December 31, 2008 and 2007 by the Company’s Chief Executive Officer and next two most highly compensated executive officers (collectively referred to herein as the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

Annual Compensation $ (Dollars)

Name and Principal Position	Year	Salary ($)(1)	Stock Award(s) ($)(2)	Option Award(s) ($)(3)	All Other Compensation ($)(4)	Total Compensation ($)
A. Stone Douglass	2008	$63,462	$—	$32,633	$1,500	$97,595
Chairman and Chief Executive Officer

Mark Simo	2008	$—	$—	$—	$—	$—
Former Co-Chairman and Former Chief Executive Officer	2007	$—	$—	$6,356	$—	$6,356

Jerry Collazo	2008	$250,000	$—	$132,587	$6,000	$388,587
Chief Financial Officer, Secretary and Treasurer	2007	$250,000	$73,426	$81,013	$6,000	$410,439

Barry Buchholtz	2008	$217,652	$50,203	$7,216	$40,778	$315,849
Former President, Italian Operations	2007	$270,858	$50,066	$7,196	$31,469	$359,589

(1)	Mr. Douglass joined the Board on August 7, 2008 and was appointed Chairman of the Board effective August 20, 2008. Mr. Douglass was then appointed Chief Executive Officer on September 29, 2008. Mr. Simo served as Chief Executive Officer from October 2006 to September 2008 when he resigned. Mr. Simo served on the Board from October 2006 to December 2008 when he resigned and served as the Co-Chairman of the Board from October 2006 to August 2008. Mr. Simo did not receive a salary in 2008 or 2007, but will be paid $600,000 in 2009 as compensation for past services pursuant to the terms of the Settlement Agreement and Mutual General Release described in detail in the section entitled Certain Relationships and Related Transactions below. Mr. Buchholtz served as President, Italian Operations from October 2006 to November 2008 when he resigned. Included in Mr. Buchholtz’s 2008 salary is 146,864 Euros paid and converted to U.S. Dollars at an average exchange rate of 1.482 U.S. Dollars per Euro. Included in Mr. Buchholtz’s 2007 salary is 107,665 Euros paid and converted to U.S. Dollars at an average exchange rate of 1.3631 U.S. Dollars per Euro and $124,100 paid in U.S. Dollars.

(2)	Represents the amount of share-based compensation expense recognized, but without regard to forfeiture estimates, during the years ended December 31, 2008 and 2007 in the financial statements in accordance with SFAS No. 123(R) for restricted stock award grants under which the Named Executive Officer has the right to receive, subject to vesting, shares of Common Stock. The assumptions used in the determination of the grant date fair value are set forth in the Note 9 of the Consolidated Financial Statements.

(3)	Represents the amount of share-based compensation expense recognized, but without regard to forfeiture estimates, during the years ended December 31, 2008 and 2007 in the financial statements in accordance with SFAS No. 123(R) for stock option grants under which the Named Executive Officer has the right to purchase, subject to vesting, shares of the Company’s Common Stock. The assumptions used in the determination of the grant date fair value are set forth in the Note 9 of the Consolidated Financial Statements.

(4)	Mr. Douglass and Mr. Collazo received $1,500 and $6,000, respectively, for an auto allowance. Mr. Buchholtz’s apartment and car in Italy were also paid for by the Company in Euros. The value in Euros for 2008 was 27,516 Euros converted to U.S. Dollars at an average exchange rate of 1.482 U.S. Dollars per Euro. The value in Euros for 2007 was 23,086 Euros converted to U.S. Dollars at an average exchange rate of 1.3631 U.S. Dollars per Euro.

Upon joining the Board on August 7, 2008, A. Stone Douglass received an option to purchase 15,000 shares of Common Stock, which vests over one year, has an exercise price of $3.23 per share and expires ten years from the date of grant. The grant date fair value per share underlying this stock option is $1.68 and the total grant date fair value of the option is $25,000. On September 29, 2008, the Compensation Committee granted Mr. Douglass an option to purchase 250,000 shares of Common Stock, which vests in equal annual installments over four years, had an exercise price of $3.28 per share, which was reduced to $1.50 on May 26, 2009, and expires ten years from the date of grant. The grant date fair value per share underlying this stock option is $1.42 and the total grant date fair value of the option is $355,000. On August 29, 2007, the Compensation Committee granted Jerry Collazo an option to purchase 150,000 shares of Common Stock, which vests in equal annual installments over three years, had an exercise price of $5.83 per share, which was reduced to $1.50 on May 26, 2009, and expires ten years from the date of grant. The grant date fair value per share underlying this stock option is $2.64 and the total grant date fair value of the option is $396,000.

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

On January 19, 2009, the Company entered into an employment agreement with Mr. Douglass. The Executive Employment Agreement has a term of four years and provides for, among other things, the following: (a) an annual base salary of $300,000; (b) eligibility to receive an annual bonus of up to 50% of his annual base salary; (c) a grant of stock options with respect to 250,000 shares which vests in equal annual installments over four years from the date of the grant, subject to full vesting upon a change in control (as defined in the agreement), and (d) if Mr. Douglass either (i) is terminated without cause (as defined in the agreement) or (ii) terminates his employment for good reason (as defined in the agreement) within twelve months of a change in control, he is entitled to receive severance equal to his annual base salary less applicable withholdings.

On October 12, 2006, the Company entered into an employment agreement with Mr. Collazo. The Executive Employment Agreement provides, among other things, for the following: (a) a base annual salary of $250,000; (b) eligibility to receive an annual bonus; (c) a grant of 20,000 restricted shares of Common Stock, which grant vests 25% after one year and in equal monthly installments over the subsequent three years, which was accelerated to vest 100% in August 2007; (d) a grant of stock options with respect to 20,000 shares of Common Stock which vests 25% after one year and in equal monthly installments over the subsequent three years, which was accelerated to vest 100% in August 2007; and (e) if Mr. Collazo is terminated without cause, Mr. Collazo is entitled to receive a severance payment of $125,000.

Outstanding Equity Awards at December 31, 2008

The following table discloses outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2008 for each of the Named Executive Officers. The table also shows unvested stock awards as of December 31, 2008 assuming a market value of $0.80 per share (the closing market price of Common Stock on December 31, 2008).

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)		Option Expiration Date		Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)
A. Stone Douglass	—	15,000	(2)	$3.23		8/7/2018	(4)
Chairman and Chief Executive Officer		250,000	(3)	3.28	(9)	9/29/2018	(4)

Mark Simo	70,000	—		8.75		1/15/09	(5)
Former Co-Chairman and Former Chief Executive Officer	5,000	—		5.95		1/15/09	(5)
	5,000	—		5.11		1/15/09	(5)

Jerry Collazo	20,000	—		4.89	(9)	10/12/2016	(4)
Chief Financial Officer, Secretary and Treasurer	50,000	100,000	(6)	5.38	(9)	8/29/2017	(4)

Barry Buchholtz	25,000	—		3.20		4/30/2009	(5)	15,000	(7)	$12,000	(8)
Former President, Italian Operations	60,000	—		8.75		4/30/2009	(5)
	75,000	—		6.12		4/30/2009	(5)

(1)	The exercise price is equal to the closing price of the Company’s Common Stock on the respective date of grants except for Mr. Douglass’ grant of an option to purchase 250,000 shares as to which the exercise price was the average closing price of the Company’s Common Stock for the 10 days preceding his appointment as the Chief Executive Officer, which was a premium to the closing price on the date of grant.

(2)	Option vests 100% after one year from date of grant.

(3)	Option vests one fourth annually over four years from date of grant.

(4)	Option expires ten years from date of grant.

(5)	Employee terminated therefore this date represents the last day to exercise this option.

(6)	Option vests one third annually over three years from date of grant.

(7)	Restricted stock award vesting monthly over 30 months from date of grant.

(8)	Market value based on a closing market price of $0.80 of the Company’s Common Stock as of December 31, 2008.

(9)	On May 26, 2009, the option exercise prices were reduced to $1.50.

DIRECTOR COMPENSATION

The Company pays the following fees to the Company’s non-employee directors related to their service on the Board:

•	annual retainer of $10,000;

•	annual retainer of $3,000 for serving as chairman of the Audit Committee and $2,000 for serving as a member of the Audit Committee;

•	annual retainer of $1,000 for serving as the chairman or a member of the Compensation Committee; and

•	annual retainer of $1,000 for serving as the chairman or a member of the Nominating and Corporate Governance Committee.

In addition, the Company’s non-employee directors receive nondiscretionary, automatic grants of nonstatutory stock options annually. Non-employee directors are automatically granted an initial option to purchase 15,000 shares of Common Stock upon their appointment to the Board. Each initial option vests and becomes fully exercisable on the first anniversary of the date of grant. Also, immediately after each of the Company’s regularly scheduled annual meetings of stockholders, each non-employee director that has served on the Board for at least six months automatically receives a nonstatutory option to purchase 15,000 shares of Common Stock. Each annual option vests and becomes fully exercisable on the first anniversary of the date of grant. The options granted to non-employee directors have a per share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant and accelerate and become fully vested upon a change of control of the Company. Further, Directors may be reimbursed for any out-of-pocket travel expenses they incur while in the performance of their responsibilities for the Company.

The following table discloses certain information concerning the compensation of the Company’s directors for the year ended December 31, 2008:

2008 COMPENSATION OF NON-EMPLOYEE DIRECTORS

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Harry Casari	$11,250	$38,072	$49,322
David Mitchell	10,500	38,072	48,572
John Pound	16,500	47,289	63,789
Theodore D. Roth	9,000	45,613	54,613
Greg Theiss	8,250	38,072	46,322

(1)	Represents the amount of share-based compensation expense recognized during the year ended December 31, 2008 in the financial statements in accordance with SFAS No. 123(R) for stock option grants under which the Director has the right to purchase, subject to vesting, shares of Common Stock. On June 11, 2008, grants of options to purchase 15,000 shares of Common Stock were made to each of the Company’s non-employee directors serving at that time. The stock options vest on the first anniversary of the grant date and have an exercise price of $3.53 per share. The grant date fair value per share underlying the stock option is $1.88 and the total grant date fair value per grant is $28,200. The assumptions used in the determination of the grant date fair value are set forth in the Note 9 of the Consolidated Financial Statements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table discloses certain information as of July 31, 2009 as to shares of the Company’s common stock beneficially owned by: (i) each person who is known by they Company to own beneficially more than 5% of the Company’s common stock, (ii) each of the Company’s current directors, (iii) each of the Company’s named executive officers and (iv) all current directors and named executive officers as a group. Unless otherwise noted, the address of each beneficial owner listed in this table is: c/o Orange 21 Inc., 2070 Las Palmas Drive, Carlsbad, California 92011. Except as indicated in the footnotes to this table, the persons or entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. The percentage of the Company’s Common Stock beneficially owned is based on 11,866,655 shares outstanding as of July 31, 2009. In addition, shares issuable pursuant to options which may be exercised within 60 days of July 31, 2009 are deemed to be issued and outstanding and have been treated as outstanding in calculating the percentage ownership of those individuals possessing such interest, but not for any other individual, pursuant to SEC Rule 13d-3(d)(1).

Name and Address of Beneficial Owner	Number of Shares Owned	Number of Shares Underlying Options Exercisable within 60 days of July 31, 2009	Percentage of Shares Beneficially Owned
5% Stockholders:
Costa Brava Partnership III L.P. (1)	3,244,542	—	27.34%
The Integrity Brands Fund, L.P. (2)	2,265,904	39,722	19.36%
Simo Holdings, Inc. (fka No Fear, Inc.) (“No Fear”), (3)	1,265,134	—	10.66%
Stephens Investment Management, LLC (4)	1,025,214	—	8.64%
Directors and Executive Officers:
Seth Hamot (1)	3,244,542	—	27.34%
John Pound (2)	2,265,904	39,722	19.36%
Mark Simo (former CEO and former director) (3)	1,265,134	—	10.66%
Greg Theiss	218,101	50,000	2.25%
Jerry Collazo	30,000	120,000	1.25%
David R. Mitchell	35,093	90,000	1.05%
Barry Buchholtz (former President, Italian Operations) (5)	64,291	—	*
Harry Casari	46,323	50,000	*
Stephen Roseman	18,426	—	*
A. Stone Douglass	2,041	15,000	*
All current directors and named executive officers as a group (8 persons)	5,860,430	364,722	50.89%

*	Represents less than 1%

(1)	Pursuant to Schedule 13D/A filed on February 23, 2009, Costa Brava Partnership III L.P., Seth W. Hamot and Roark, Rearden & Hamot, LLC reported sole voting and investment power over such shares. Seth W. Hamot is the President of Roark, Rearden & Hamot, LLC, which is the general partner of Costa Brava Partnership III L.P. The principal business address of each of Costa Brava Partnership III L.P., Seth W. Hamot, and Roark, Rearden & Hamot, LLC is 420 Boylston Street, Boston, MA 02116.

(2)	Represents 9,640 shares held directly by John Pound and 2,256,264 shares held directly by Integrity Brands Fund. Pursuant to Schedule 13D/A filed jointly on February 24, 2009 and Form 4 filed April 9, 2009 by John Pound, The Integrity Brands Fund, L.P., Integrity Brands Partners, LLC and John Pound reported shared voting and investment power over 2,256,264 shares. The principal business address for The Integrity Brands Fund and John Pound is 8 Anchorage Court San Rafael, CA 94903.

(3)	Represents 1,044,883 shares held by No Fear, 130,843 shares held by Mark Simo and 89,408 shares held by Brian Simo, as reported on the Schedule 13D jointly filed by No Fear, Mark Simo and Brian Simo on November 3, 2008. Mark Simo is the Chief Executive Officer of No Fear and Brian Simo is the President of No Fear, and together they hold a majority of the voting shares of No Fear. The principal business address for No Fear is 2251 Faraday Avenue, Carlsbad, California 92008. Mr. Simo disclaims beneficial ownership of the securities held by No Fear, except to the extent of his pecuniary interest therein. Mark Simo served as our Chief Executive Officer from October 2006 through September 29, 2008 and served on our Board of Directors from August 1994 through December 16, 2008.

(4)	Pursuant to the Schedule 13 G/A filed February 13, 2009 and communications with Stephens Investment Management (“SIM”), SIM, a general partner and investment manager of certain client accounts, and Paul Stephens, P. Bartlett Stephens, and W. Bradford Stephens, the managing members and owners of SIM, may be deemed to beneficially own such shares. The principal business address of each of SIM and Messrs. Stephens, Stephens and Stephens is One Ferry Building, Suite 225, San Francisco, CA 94111.

(5)	Mr. Buchholtz served as the Company’s President, Italian Operations, from October 2006 through November 5, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As discussed above under “Security Ownership of Certain Beneficial Owners and Management, No Fear, and its affiliates beneficially own 1,265,134 shares of the Company’s outstanding Common Stock. Mark Simo, the Company’s former Chief Executive Officer (“CEO”) and former Co-Chairman of the Company’s Board of Directors, is on the Board of Directors of No Fear and is their Chief Executive Officer, and has voting and investment control over the shares held by No Fear. Mr. Simo disclaims beneficial ownership of the securities held by No Fear, except to the extent of his pecuniary interest therein. In addition, he directly owns 48,968 shares of the Company’s Common Stock, which are included within the number of shares beneficially owned by No Fear.

From time to time, the Company sells product to retail stores owned by subsidiaries of No Fear, No Fear Retail Stores, Inc. (“No Fear Retail”) in the U.S. and to MX No Fear Europe SAS (“MX No Fear”) in Europe. Aggregated sales to the No Fear Retail stores during 2008 were approximately $1.2 million and accounts receivable due from the No Fear Retail stores amounted to approximately $429,000 at December 31, 2008. Aggregated sales to the No Fear MX Europe stores during 2008 were approximately $1.0 million and accounts receivable due from the No Fear MX Europe stores also amounted to approximately $429,000 at December 31, 2008.

The Company believes that these commercial transactions were made or entered into on terms that are no less favorable to the Company than those the Company could obtain from unaffiliated third parties.

On April 30, 2009, the Company entered into a Settlement Agreement and Mutual General Release (the “Agreement”), dated as of April 28, 2009, by and among the Company’s three wholly owned subsidiaries, Spy Optic, Inc., Spy S.r.l. (“Spy Italy”) and LEM S.r.l. (collectively, the “Orange 21 Parties”), on the one hand, and Mark Simo, No Fear, No Fear Retail and MX No Fear (together, the “No Fear Parties”). The Agreement related to various disputes among the parties regarding outstanding accounts receivable owed to the Company by No Fear Retail and MX No Fear and certain claims by Mr. Simo regarding his compensation for services he rendered as Chief Executive Officer of the Company.

Pursuant to the Agreement, the No Fear Parties agreed to pay all outstanding accounts receivable due to the Company as follows: (1) an aggregate of €307,414.81 to Spy Italy on the execution of the Agreement, approximately €46,000 of which has been satisfied by a return of certain goggle products and (2) an aggregate of

$428,935.92 in the U.S., $71,489.32 of which was paid on the execution of the Agreement with the remainder to be paid in monthly installments of $71,489.32 over five months (the “Installment Payments”). In exchange, the Company agreed to provide Mr. Simo, or such other No Fear parties as Mr. Simo may designate, with product credits in the aggregate amount of $600,000, less applicable payroll tax withholdings, to purchase products from the Company. The product credits accrue as follows: (1) $350,000 accrued on the execution of the Agreement and (2) $50,000 per month accrues for five months thereafter subject to payment of the applicable Installment Payment in full.

Additionally, pursuant to the Agreement, No Fear issued to the Company a promissory note in the amount of $357,446.60 (the “Note”) to memorialize the Installment Payments. Interest of 10%, compounded annually, will accrue if No Fear fails to make timely payment of any of the Installment Payments. The Note is secured by a pledge of 446,808 shares of the Company’s common stock held by No Fear, pursuant to a stock pledge agreement.

Pursuant to the Agreement, the Orange 21 Parties on the one hand and the No Fear Parties on the other hand each released the other with respect to any and all claims arising from or related to past dealings of any kind between the parties. The Agreement was signed on April 28, 2009, but its effectiveness was conditioned upon receipt of all funds required to be delivered on execution, which did not occur until April 30, 2009. As of July 21, 2009, both the Orange 21 Parties and the No Fear Parties are in compliance with the terms of the Agreement.

The Company has entered into indemnification agreements with each of its executive officers and directors. In addition, the Company’s executive officers and directors are indemnified under the DGCL and the Company’s Bylaws to the fullest extent permitted under Delaware Law.

The Company’s policy is to require that any transaction with a related party required to be reported under applicable Securities and Exchange Commission rules, other than compensation-related matters and waivers of the Company’s code of business conduct and ethics, be reviewed and approved or ratified by a majority of independent, disinterested directors. The Company has not adopted procedures for review of, or standards for approval of, these transactions, but instead reviews such transactions on a case-by-case basis. The Company’s policy is to require that all compensation-related matters be recommended for board approval by the Compensation Committee and that any waiver of its code of business conduct and ethics be reviewed and approved by the Nominating and Corporate Governance Committee and be reported under applicable SEC rules.

See also, Employment Agreements, Termination of Employment and Change in Control Agreements in the Executive Compensation section above.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The following pages contain a report issued by the Audit Committee relating to its review of the accounting, auditing and financial reporting practices of the Company for the year ended December 31, 2008. Stockholders should be aware that under SEC rules, the Report of the Audit Committee of the Board is not deemed to be “soliciting material” or “filed” with the SEC under the Securities Exchange Act of 1934, and is not incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934 or the Securities Act of 1933, unless these sections are specifically referenced.

The Audit Committee operates under a written charter adopted by the Board of Directors (the “Board”) in 2004 and reviewed annually. During the year ended December 31, 2008, the members of the Audit Committee were Harry Casari, John Pound and Theodore D. Roth, each of whom met the independence standards established by The Nasdaq Stock Market and the rules of the Securities and Exchange Commission. On July 31, 2009 Mr. Roth resigned from the Board.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board and is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial statements and the reporting process, including the system of internal controls. The independent accountants are responsible in their report for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the Company’s audited financial statements contained in the 2008 Annual Report on Form 10-K with the Company’s management and its independent accountants. The Audit Committee met privately with the independent accountants and discussed issues deemed significant by the independent accountants, including those matters required by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards). In addition, the Audit Committee has received the written disclosures from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board and discussed with the independent accountants their independence from the Company.

Based upon the reviews and discussions outlined above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Audit Committee

Harry Casari (Chairman)

John Pound

Theodore D. Roth

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, executive officers and stockholders holding more than 10% of the Company’s Common Stock are required to report their initial ownership of the Company’s Common Stock and any subsequent change in that ownership to the SEC. Specific due dates for these reports have been established, and the Company is required to identify in this Proxy Statement those persons who failed to timely file these reports. To the Company’s knowledge, based solely on a review of such reports furnished to the Company and written representations that no other reports were required during the year ended December 31, 2008, all Section 16(a) filing requirements applicable to its directors, executive officers, and 10% stockholders were complied with and those reports timely filed.

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2010 annual meeting of stockholders must be received by the Secretary of the Company no later than December 30, 2009 in order that they may be included, if appropriate, in the Company’s proxy statement and form of proxy relating to that meeting.

A stockholder proposal not included in the Company’s proxy statement for the 2010 annual meeting of stockholders will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of the Company at the principal executive offices of the Company and otherwise complies with the provisions of the Company’s Bylaws. To be timely, the Bylaws provide that the Company must have received the stockholder’s notice not less than 90 days nor more than 120 days in advance of the date the proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. However, if the date of the 2010 annual meeting of stockholders is changed by more than 30 days from the date contemplated at the time of this Proxy Statement, the Company must receive the stockholder’s notice not later than the close of business on (i) the 90th day prior to such annual meeting and (ii) the seventh day following the day on which public announcement of the date of such meeting is first made.

PAYMENT OF COSTS

The expense of printing and mailing proxy materials and the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by proxy solicitors, directors, officers and other employees of the Company by personal interview, telephone, facsimile or other means. No additional compensation will be paid to directors, officers or employees of the Company for such solicitation. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Common Stock.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Proxy Statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are stockholders of the Company will be “householding” the Company’s proxy materials. A single Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and annual report, please notify your broker, and direct a written request to the Company, Attn: Investor Relations Department, 2070 Las Palmas Drive, Carlsbad, California 92011, or contact Investor Relations at 760-804-8420. The Company will provide a separate copy of this Proxy Statement and the annual report to any stockholder at a shared address to which a single copy of the documents was delivered. Any such request should be addressed to the Company, Attn: Investor Relations Department, at the address listed above. Stockholders who currently receive multiple copies of the Proxy Statement and/or annual report at their address and would like to request “householding” of their communications should contact their broker.

Whether or not you intend to be present at the Annual Meeting, the Company urges you to return your signed proxy promptly.

By Order of the Board of Directors

Jerry Collazo
August [ ], 2009	Chief Financial Officer, Secretary and Treasurer

The Company’s 2008 Annual Report on Form 10-K has been mailed with this Proxy Statement. The Company will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Any such request should be addressed to the Company at 2070 Las Palmas Drive, Carlsbad, California 92011, Attention: Investor Relations Department. The request must include a representation by the stockholder that as of August 19, 2009, the stockholder was entitled to vote at the Annual Meeting.

ANNEX A

RESTATED CERTIFICATE OF INCORPORATION

OF

ORANGE 21 INC.

Orange 21 Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. The Corporation was incorporated pursuant to an original Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on August 13, 2004 under the name ~~“~~BBMB, Inc.~~”~~ On November 29, 2004, the Corporation filed with the Secretary of State of the State of Delaware a Certificate of Merger pursuant to which Spy Optic, Inc., a California corporation, merged with and into the Corporation with the Corporation surviving such merger. On November 29, 2004, the Corporation filed with the Secretary of State of the State of Delaware a Certificate of Amendment to Certificate of Incorporation pursuant to which the Corporation changed its name from “BBMB, Inc.” to “Orange 21 Inc.” The Company filed a Restated Certificate of Incorporation on December 13, 2004.

B. This Restated Certificate of Incorporation (i) has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the board of directors and stockholders of the Corporation and (ii) restates, integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

C. The Certificate of Incorporation of the Corporation shall be amended and restated to read in full as follows:

ARTICLE I

The name of the Corporation is Orange 21 Inc.

ARTICLE II

The registered agent and the address of the registered office in the State of Delaware are: The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, 19801.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

A. Authorized Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, Preferred Stock (“Preferred Stock”) and Common Stock (“Common Stock”). The total number of all shares of all classes of capital stock the Corporation shall have authority to issue is one hundred five million (105,000,000). The total number of shares of Preferred Stock the Corporation shall have authority to issue is five million (5,000,000). The total number of shares of Common Stock the Corporation shall have authority to issue is one hundred million (100,000,000). The Preferred Stock and the Common Stock each shall have a par value of one one-hundredth of one cent ($0.0001) per share. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock, without a vote of the holders of Preferred Stock, or of any series thereof, unless a vote of any such holders of Preferred Stock is required pursuant to the provisions established by the Board of Directors of the Corporation (the “Board of Directors”) in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then, except as may otherwise be set forth in this Restated

Certificate of Incorporation, the only stockholder approval required shall be the affirmative vote of a majority of the combined voting power of the Common Stock and the Preferred Stock so entitled to vote.

B. Preferred Stock. The shares of Preferred Stock may be issued from time to time in one or more series, as determined by the Board of Directors. The Board of Directors is expressly authorized to provide for the issue, in one or more series, of all or any of the remaining shares of the Preferred Stock and, in the resolution or resolutions providing for such issue, to establish for each such series the number of its shares, the voting powers, full or limited, of the shares of such series, or that such shares shall have no voting powers, and the designations, preferences, and relative, participating, optional, or other special rights of the shares of such series and the qualifications, limitations, or restrictions thereof. The Board of Directors is also expressly authorized (unless forbidden in the resolution or resolutions providing for such issue) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C. Common Stock.

1. Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers and relative, participating, optional or other special rights and privileges, and all qualifications, limitations, or restrictions, of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

2. Voting Rights. Except as otherwise required by law or this Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation.

3. Dividends. Subject to the preferential rights of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

4. Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled, unless otherwise provided by law or this Restated Certificate of Incorporation, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them, respectively.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

A. Number of Directors. The authorized number of directors of the Corporation shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors at any regular or special meeting of such Board of Directors, within any limits prescribed in the bylaws of the Corporation.

~~B. Classes of Directors. The Board of Directors, other than those directors elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV of this Restated Certificate of Incorporation, shall be divided into three classes, designated Class I, Class II and Class III, as~~

~~nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each director such term shall extend until his or her successor shall be elected and shall qualify or until his or her earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible. The initial term of office of directors of Class I shall expire at the annual meeting of stockholders in 2005, the initial term of office of directors of Class II shall expire at the annual meeting of stockholders in 2006 and the initial term of office of directors of Class III shall expire at the annual meeting of stockholders in 2007. At each annual meeting of stockholders a number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of stockholders after their election.~~

~~At each annual election, directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless by reason of any intervening changes in the authorized number of directors, the Board of Directors shall designate one or more directorships whose term then expires as directorships of another class in order to more nearly achieve equality of number of directors among the classes.~~

~~Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which such director is a member until the expiration of his or her current term, or his or her prior death, resignation or removal. If any newly created directorship may, consistently with the rule that the three classes shall be as nearly equal in number of directors as possible, be allocated to either class, the Board of Directors shall allocate it to that of the available class whose term of office is due to expire at the earliest date following such allocation.~~

B. Elections. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

C. Vacancies. ~~Except~~ Other than in connection with an annual or special meeting of stockholders, and except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Restated Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect directors, and subject to the provisions hereof, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or another cause may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office ~~for the remainder of the full term of the class of directors in which the new directorship was created or in which the vacancy occurred, and~~ until such director’s successor shall have been duly elected and qualified or until his or her earlier resignation, removal from office, death or incapacity. Subject to the provisions of this Restated Certificate of Incorporation, no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

~~D. Elections. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.~~

ARTICLE VII

A. Certain Limitations on Power of Stockholders to Act by Written Consent. ~~No action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, and the~~ Stockholders may not by written consent (i) elect any number of or the entire Board of Directors, or (ii) approve a sale of the Corporation or substantially all of its assets, a merger, acquisition or consolidation of or by the Corporation, or any other transaction involving a change in control of the Corporation. The power of stockholders to consent in writing, without a meeting, to the taking of ~~any action~~ such actions contemplated in (i) or (ii) of this Section is specifically denied.

~~B. Special Meetings of Stockholders. Special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board or the Chief Executive Officer of the Corporation or by a resolution adopted by the affirmative vote of a majority of the Board of Directors.~~

~~C. Waiver. Any of the provisions of Sections A or B of this Article VII may be waived in any particular instance by the approval of at least sixty-six and two-thirds percent (66 2/3%) of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such waiver is presented to the Board of Directors).~~

~~ARTICLE VIII~~

B. ~~A.~~ Limitation on Liability. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

C. ~~B.~~ Indemnification. Each person who is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified and advanced expenses by the Corporation, in accordance with the bylaws of the Corporation, to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereinafter in effect. The right to indemnification and advancement of expenses hereunder shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

D. ~~C.~~ Insurance. The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person~~’~~s status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

E. ~~D.~~ Repeal and Modification. Any repeal or modification of the foregoing provisions of this Article ~~VIII~~ VII shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

~~ARTICLE IX~~

ARTICLE VIII

The Corporation shall not be governed by Section 203 of the DGCL.

ARTICLE IX

The Board of Directors is expressly empowered to adopt, amend or repeal the bylaws of the Corporation~~; provided, however, that any adoption, amendment or repeal of the bylaws of the Corporation by the Board of Directors shall require the approval of at least sixty-six and two-thirds percent (66 2/3%) of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board of Directors)~~. The stockholders shall also have the power to adopt, amend or repeal the bylaws of the Corporation~~; provided, however, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for such adoption, amendment or repeal by the stockholders of any provisions of the bylaws of the Corporation.~~ .

~~ARTICLE X~~

~~Notwithstanding any other provision of this Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal any provision of this Article X, or any provision of Articles VI, VII, VIII or IX.~~

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer this ~~th day of December, 2004.~~             th day of             , 2009.

~~ORANGE 21 INC.~~

~~By:~~	~~Barry Buchholtz Chief Executive Officer~~

ORANGE 21 INC.

By:
A. Stone Douglass Chief Executive Officer

PROXY

ORANGE 21 INC.

Annual Meeting of Stockholders, September 10, 2009

This Proxy is Solicited on Behalf of the Board of Directors of ORANGE 21 INC.

The undersigned revokes any previous proxies, acknowledges receipt of the notice of the Annual Meeting of Stockholders to be held on September 10, 2009 and the Proxy Statement and appoints A. Stone Douglass and Jerry Collazo, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of ORANGE 21 INC. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2009 Annual Meeting of Stockholders of the Company to be held at the Company’s offices located at 2070 Las Palmas Drive, Carlsbad, California on September 10, 2009 at 9:00 a.m. (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on this proxy card. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card.

Copies of the 2009 Proxy Statement and the 2008 Annual Report to Stockholders are available online at www.orangetwentyone.com.

P	PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

R

O	HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENT?

X

Y

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

(Reverse Side)

ANNUAL MEETING PROXY CARD

The Board of Directors recommends a vote IN FAVOR OF Proposal One, a vote IN FAVOR OF Proposal Two and a vote IN FAVOR OF the election of directors listed below. This Proxy, when properly executed, will be voted as specified below, if no specification is made, this Proxy will not be voted with respect to Proposal One, will be voted IN FAVOR OF Proposal Two and will be voted IN FAVOR OF the election of directors listed below.

☒	Please mark votes as in this example.

1.	Amendment and Restatement of the Company’s Existing Certificate of Incorporation

To approve an amendment and restatement of the Company’s Restated Certificate of Incorporation to modify or repeal certain defensive measures, including certain limitations on stockholders’ rights, among other changes.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.	Election of Directors

To elect two directors to serve until the 2010 (2012 if proposal One is not approved) Annual Meeting of Stockholders or until their successors are duly elected and qualified.

01 – Harry Casari	FOR	WITHHOLD
	☐	☐

02 – Seth Hamot	FOR	WITHHOLD
	☐	☐

Mark box at right if you plan to attend the Annual Meeting.	☐

Mark box at right if an address change or comment has been noted on the reverse side of this card.	☐

3.	Ratification of Accountants

To ratify the appointment of Mayer Hoffman McCann P.C. as the Company’s independent registered certified public accountants for the year ending December 31, 2009.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Please sign and date where indicated below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

Signature                                                       Date                           Signature                                       Date